EXHIBIT 99.1

Mutual Federal Bancorp, Inc.

For further information contact:
Stephen M. Oksas, CEO
Mutual Federal Bancorp, Inc.
773-847-7747

FOR IMMEDIATE RELEASE

Mutual Federal Bancorp, Inc. Announces Inaugural Quarterly Dividend

Chicago, IL, April 16, 2008 – Mutual Federal Bancorp, Inc. (OTC Bulletin Board: MFDB.OB) (the “Company”) today announced that its Board of Directors has declared its first quarterly dividend of $0.06 per share of common stock.  The dividend will be payable on May 14, 2008 to shareholders of record on April 30, 2008.

Mutual Federal Bancorp, Inc. is the holding company for Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association headquartered in Chicago, Illinois, originally founded in 1905.  At December 31, 2007, the Company had total assets of $73.0 million, deposits of $39.7 million and total stockholders’ equity of $26.9 million.